EXHIBIT 99.1

CASMED Reports Third-Quarter 2017 Financial Results

Conference Call Begins Today at 10:00 a.m. Eastern Time

BRANFORD, Conn., Nov. 09, 2017 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in non-invasive cerebral oximetry technology, today reported financial results for the three and nine months ended September 30, 2017.

Net sales from continuing operations for the third quarter of 2017 were $4.5 million, compared with $5.0 million for the prior-year period.  Net income applicable to common stockholders for the third quarter of 2017 was $2.7 million, or $0.10 per share, and included a gain of $4.4 million from the sale of CASMED’s non-invasive blood pressure (NIBP) monitoring business.  This compares with a net loss applicable to common stockholders for the third quarter of 2016 of $1.7 million, or $0.06 per share. The pre-tax loss from continuing operations of $1.6 million for the third quarter of 2017 was unchanged from the prior-year period.

In July 2017, the Company sold its NIBP product line and has reclassified those results to discontinued operations for the third quarter and nine months ended September 30, 2017 and 2016.

Highlights of the third quarter of 2017 include the following (all comparisons are with the third quarter of 2016):

  U.S. FORE-SIGHT® oximetry product sales increased 2% to $3.8 million.
  Gross profit margin improved to 58.4% from 53.5%.
  Net 73 FORE-SIGHT cerebral oximeters were shipped worldwide.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide, as of September 30, 2017, reached 2,279, up 14%, and the domestic installed base of monitors reached 1,238, a 15% increase.
  In July 2017, the Company sold its NIBP product line and recorded a $4.4 million gain on the transaction.
  As of September 30, 2017, CASMED had cash, cash equivalents, and borrowings available under its line-of-credit of $8.3 million, supported by $4.4 million in net proceeds from the sale of the NIBP product line.

Management Commentary

“We are building momentum in the domestic market, having secured several new  accounts during the quarter following headwinds from previously announced isolated account losses in late-2016 and early-2017,” said Thomas M. Patton, President and Chief Executive Officer of CASMED. “The field sales representatives we hired earlier this year are becoming increasingly productive, and we are building a robust pipeline of new opportunities.  FORE-SIGHT continues to perform well in competitive evaluations, winning nearly three-quarters of those accounts over the past 12 months.  Key to those wins is the strength of the FORE-SIGHT technology, which offers best-in-class and accurate cerebral oxygenation monitoring.

“With the divestiture of the NIBP product line in July, we have completed our multi-year transition to a medical disposables business, fully focused on FORE-SIGHT oximetry.  The sale of the legacy NIBP business provided operational efficiencies in the third quarter that resulted in substantial gross margin improvement.  We are tightly managing our expenses, and with proceeds from the sale of the NIBP product line, we have a significantly strengthened balance sheet to support future growth.  We are continuing on a path to cash flow breakeven, which we expect to reach in early 2019.”

The Company affirmed its financial guidance for 2017 as follows (all comparisons are with 2016):

  Total FORE-SIGHT oximetry sales to be flat to down slightly;
  Total FORE-SIGHT sensor sales to increase in the low single-digit percentages;
  U.S. FORE-SIGHT sensor sales to increase in the low single-digit percentages; and
  U.S. net monitor installed base to increase in the low double-digit percentages.

Third-Quarter Financial Results

Net sales from continuing operations for the third quarter of 2017 were $4.5 million, compared with $5.0 million for the third quarter of 2016.  Total FORE-SIGHT oximetry sales for the third quarter of 2017 were $4.4 million, compared with $4.8 million for the prior-year period.  Total FORE-SIGHT sensor sales for the third quarter of 2017 were $3.9 million, compared with $4.1 million for the third quarter of 2016.  U.S. FORE-SIGHT oximetry product sales increased 2% to $3.8 million for the third quarter of 2017, compared to the prior-year period.  U.S. FORE-SIGHT sensor sales for the third quarters of 2017 and 2016 were unchanged at $3.5 million. International FORE-SIGHT sales declined to $0.5 million for the third quarter of 2017 from $1.0 million in the prior-year period primarily due to decreases in monitor sales.

The loss from continuing operations before income taxes for the third quarter of 2017 was $1.6 million and was unchanged from the prior-year quarter. Operating expenses for the third quarter of 2017 declined by 2% to $3.9 million, compared with the prior-year period, reflecting slight decreases in both S,G&A and R&D expenses.  Gross profit margin for the third quarter of 2017 improved to 58.4%, compared with 53.5% for the prior-year period.

Nine-Month Financial Results

Net sales from continuing operations for the first nine months of 2017 were $13.6 million, compared with $14.1 million for the first nine months of 2016. Total FORE-SIGHT oximetry sales for the nine months ended September 30, 2017, were $13.1 million, compared with $13.5 million for the nine months ended September 30, 2016.  Total FORE-SIGHT sensor sales for the first nine months of 2017 increased 2% to $12.0 million, from $11.9 million for the first nine months of 2016.  U.S. FORE-SIGHT oximetry product sales increased slightly to $11.2 million for the first nine months of 2017, from $11.1 million in the prior-year period.  U.S. FORE-SIGHT sensor sales for the first nine months of 2017 increased 2% to $10.5 million, from $10.3 million for the first nine months of 2016. International FORE-SIGHT sales declined to $1.9 million for the first nine months of 2017 from $2.5 million in the prior-year period due to decreases in monitor sales.

The loss from continuing operations before income taxes for the first nine months of 2017 was $6.0 million, compared with $5.7 million for the first nine months of 2016. Operating expenses for the first nine months of 2017 were $12.7 million, compared with $12.6 million for the first nine months of 2016, with the increase due to higher S,G&A expenses partially offset by lower R&D spending.  Gross profit margin for the first nine months of 2017 improved to 55.0% from 54.2% for the prior-year period.

Cash, cash equivalents, and available borrowings under the line-of-credit were $8.3 million as of September 30, 2017.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/.

A telephone replay will be available from 1:00 p.m. Eastern time on November 9, 2017, through 11:59 p.m. Eastern Time on November 23, 2017.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 3378237
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2016, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", “guidance”, "may", "objective", "plan", "possible", "potential", "project", "will”, and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	Sept. 30, 2017	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Net sales from continuing operations	$4,526,251	$4,960,752	$13,641,661	$14,077,333

Cost of sales	1,882,406	2,305,911	6,137,498	6,450,609
Gross profit	2,643,845	2,654,841	7,504,163	7,626,724

Operating expenses:
Research and development	803,804	813,889	2,448,740	2,549,731
Selling, general and administrative	3,133,200	3,193,183	10,210,614	10,052,049
Total operating expenses	3,937,004	4,007,072	12,659,354	12,601,780

Operating loss	(1,293,159)	(1,352,231)	(5,155,191)	(4,975,056)

Interest expense	274,799	264,082	799,443	785,444
Other income	(124)	(26,699)	(387)	(33,573)
Loss from continuing operations before income taxes	(1,567,834)	(1,589,614)	(5,954,247)	(5,726,927)
Income tax benefit	(1,629,744)	(84,124)	(1,782,777)	(1,442,759)
Income (Loss) from continuing operations	61,910	(1,505,490)	(4,171,470)	(4,284,168)
Discontinued operations:
Income from discontinued operations	268,158	240,355	705,396	1,180,075
Gain on sale of discontinued operations	4,388,254	-	4,388,254	2,942,095
Income tax expense	1,629,744	84,124	1,782,777	1,442,759
Income from discontinued operations	3,026,668	156,231	3,310,873	2,679,411
Net income (loss)	3,088,578	(1,349,259)	(860,597)	(1,604,757)
Preferred stock dividend accretion	400,669	373,807	1,181,453	1,102,245
Net income (loss) applicable to common stockholders	$2,687,909	$(1,723,066)	$(2,042,050)	$(2,707,002)

Loss per common share from continuing
operations - basic and diluted	$(0.01)	$(0.07)	$(0.20)	$(0.20)

Income per common share from discontinued
operations - basic and diluted	$0.11	$0.01	$0.12	$0.10

Per share basic and diluted net income (loss)
applicable to common stockholders:	$0.10	$(0.06)	$(0.07)	$(0.10)

Weighted-average number of common
shares outstanding:
Basic and diluted	27,335,584	26,833,473	27,230,471	26,819,275

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2017	2016

Cash and cash equivalents	$6,289,134	$5,488,706
Accounts receivable	2,328,755	2,958,551
Inventories	1,542,365	1,373,864
Other current assets	412,791	879,365
Assets associated with discontinued operations	625,996	675,019
Total current assets	11,199,041	11,375,505

Property and equipment	8,195,756	8,743,011
Less accumulated depreciation	(5,847,066)	(6,182,586)
	2,348,690	2,560,425

Intangible and other assets, net	814,529	788,036
Total assets	$14,362,260	$14,723,966

Accounts payable	$739,740	$1,027,911
Accrued expenses	1,761,770	2,201,965
Notes payable	67,009	70,015
Current portion of long-term debt, less unamortized debt issuance costs	1,911,496	840,471
Liabilities associated with discontinued operations	76,083	177,990
Total current liabilities	4,556,098	4,318,352

Deferred gain on sale and leaseback of property	-	91,603
Long-term debt, less current portion, less unamortized debt issuance costs	5,705,669	6,580,851
Other long-term liabilities	320,000	320,000
Total liabilities	10,581,767	11,310,806

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	113,267	109,715
Additional paid-in capital	31,781,471	30,557,093
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(41,950,405)	(41,089,808)
Total stockholders' equity	3,780,493	3,413,160

Total liabilities & stockholders' equity	$14,362,260	$14,723,966